Exhibit 10.17

SIXTH AMENDMENT TO THE TRUIST FINANCIAL CORPORATION NON-QUALIFIED DEFINED BENEFIT PLAN

WHEREAS, Truist Financial Corporation (the “Company”) sponsors the Truist Financial Corporation Non-qualified Defined Benefit Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan to reflect the sale of Truist Insurance Holdings to an unrelated third party in a stock transaction;

WHEREAS, the Company desires to amend the Plan to reflect the sale of Sterling Capital Management, LLC to an unrelated third party in a stock transaction;

WHEREAS, the Company desires to simplify the Plan’s amendment and restatement procedures; and

    WHEREAS, Section 13.1 of the Plan provides that the Company’s Board of Directors may amend the Plan at any time.

    NOW, THEREFORE, effective as of May 6, 2024, Truist Insurance Holdings and its participating affiliates are no longer participating affiliates in the Plan.

    BE IT FURTHER RESOLVED, effective as of July 2, 2024, Sterling Capital Management, LLC is no longer a participating affiliate in the Plan.

BE IT FURTHER RESOLVED, effective as of January 1, 2024, the Plan is hereby amended in the by deleting Section 13.1 in its entirety and replacing it with the following:
The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant's Plan benefits as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Plan benefits without the Participant's prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Notwithstanding the foregoing and subject to the same limitations set forth above regarding the amount and payment of a Participant's benefits and compliance with Section 409A, a Senior Executive Vice President of the Company shall have the authority to (i) amend the plan to (A) comply with changes in laws or government rules or regulations applicable to the plan, (B) provide for the merger or consolidation of another non-qualified defined contribution plan into the Plan, and in connection therewith, to set forth any special provisions that may apply to the participants in such other plan, and (C), make any other amendment provided that the financial impact on the Company of such amendment is below the Sarbanes-Oxley materiality as of the time of such amendment; and (ii) restate the Plan to incorporate all previously adopted amendments or to update the Plan to comply with changes in laws or government rules or regulations applicable to the Plan. Upon termination of the Plan, distribution of the Plan benefits of a Participant shall be made to the Participant or his Beneficiary, if applicable, in the manner and at the time described in Article IV, V or VI of the Plan, as the case may be, and in accordance with Section 409A. No additional benefits shall accrue following termination of the Plan.

BE IT FURTHER RESOLVED, that effective as of the date hereof, that the appropriate officers of the Company are hereby empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such instruments and documents, and each of them hereby is, authorized to take all further action and to execute and deliver such further instruments and documents, in the name of the Company, with such modifications not materially affecting their provisions as he or she may deem necessary or appropriate in order to fully carry out the intent and accomplish the purpose of the foregoing amendments.

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Executed on this 18th day of November, 2024.

TRUIST FINANCIAL CORPORATION

By:     /s/ Kimberly Moore-Wright

Title:     Senior Executive Vice President